Exhibit 10.22

February 6, 2008

Rod Vesling

Sr. Vice President, eTransactions

Dear Rod:

As you know, Interlink’s Board of Directors and its Compensation Committee have been discussing the need for special employment incentives for key individuals to deal with the uncertainty that is unavoidably associated with the recent structural and personnel changes at Interlink. We want you to know that the Board of Directors values the contributions that you and your colleagues are making and is excited about Interlink’s future and the future of its management team.

We recognize that a company cannot undergo changes of the kind that Interlink is currently experiencing without creating some uncertainty on the part of employees as to their future prospects. The Board believes that it is not in the interest of Interlink or its key employees that this uncertainty be allowed to interfere with the focus on moving forward as a company or to create personal financial concerns. In order to do what the Board can do to alleviate these concerns, the Board has unanimously voted in favor of making the following commitment to you and making similar commitments to other key employees throughout the organization.

Subject to the release condition described below, if your employment with Interlink or a subsidiary (hereinafter, “Interlink”) is terminated without Cause or if you leave for Good Reason (both as defined below) at any time from the date of this letter until the earlier to occur of December 31, 2009 or the first anniversary of the employment on a full-time basis of a new Chief Executive Officer, Interlink will pay you, within five business days after the date on which the release referred to below is enforceable by Interlink and any right that you may have had to revoke or withdraw such release has expired, a sum equal to $200,000 in addition to any amounts otherwise owing to you as base compensation or bonus under the terms of your employment agreement with Interlink as then in effect.

For the purpose of this letter, you will be deemed terminated without Cause if your termination is not the result of one or more of the following:

(a) your willful and continued failure substantially to perform your reasonably assigned duties with Interlink, other than a failure resulting from your incapacity due to physical or mental illness, after a written demand for performance has been delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties and which is not or cannot be cured within thirty days after written demand;

(b) your conviction of guilty or entering of a nolo contendere plea to a felony, which is materially and demonstrably injurious to Interlink; or

(c) your commission of an act, or your failure to act, which constitutes gross negligence or gross misconduct and which is not or cannot be cured within thirty days after written notice from the Board.

Also for the purpose of this letter, you will be deemed to have left for Good Reason if you leave as a result of one or more of the following:

(a) a diminution of your position or responsibilities from your present position, and responsibilities as an employee, or the assignment to you of any duties or responsibilities that are inconsistent with such position, or responsibilities (in either case other than isolated, insubstantial or inadvertent actions which are remedied after notice), or your removal from such position, except in connection with the termination of your employment for Cause, or as a result of your death, disability or of your own volition other than for Good Reason, and provided that, if Interlink or its business is sold to or combined with another entity, your position or responsibilities shall not be deemed diminished as a result of the fact that the person to whom you report at the acquiring or combined company has a different title from that of the person to whom you currently report as long as your position and responsibility involve the management of the business function or activity for which you were previously responsible or a business function or activity involving equivalent duties of equivalent importance;

(b) a reduction by the Company in your rate of base salary, bonus or incentive opportunity or a substantial reduction in benefits (other than reductions that do not impact your compensation opportunity, taken as a whole) of more than 20%; or

(c) a requirement that you be based more than 50 miles from the principal office at in which you are currently based, except for reasonably required travel on Interlink’s business;

It shall be a condition of your right to the payment called for in this letter that you execute a release, in customary form, of Interlink from any and all liability to you, your heirs or assigns resulting from your employment with Interlink.

The commitment that Interlink is making to you in this letter reflects the extraordinary circumstances that currently face Interlink and its employees. It is intended to be in addition to all other compensation and other employment agreements currently existing between you and Interlink or agreed between you and Interlink in the future and none of such agreements shall be affected by this letter or its expiration.

I want, once again to reaffirm the Board’s appreciation of your commitment to Interlink and its future.

Sincerely,

/s/ John Buckett
John Buckett
Chairman of the Board